CODE OF ETHICS

I. INTRODUCTION

This Code of Ethics and the provisions contained herein (this “Code”), to the extent consistent with local laws and regulations, applies to all employees (including interns and temporary employees with assignments of 10 calendar days or more), senior executives, partners, officers and certain other individuals as designated by an Approving Officer (referred to herein collectively as “employees”) of Oaktree Capital Management, L.P. and its subsidiaries and affiliates, but excluding any entity (other than sub-funds and special purpose entities) in which any fund or separate account managed by Oaktree Capital Management, L.P. or its affiliates has made, directly or indirectly, an investment (including any joint ventures) (collectively, “Oaktree”). Certain individuals subject to this Code may be independent contractors to Oaktree or employees of outside service providers; nothing herein is intended to affect the status of such individuals’ relationship with Oaktree. Every employee should consider himself or herself subject to the requirements of the Code unless otherwise specifically exempted pursuant to Article V of this Code by Oaktree’s Chief Compliance Officer.

The following policies are incorporated herein by reference as if fully set out within this Code:

•	Personal Investment Transactions Policy;
•	Insider Trading Policy;
•	Expert Network Policy;
•	Gifts, Meals, Entertainment Travel and Lodging Policy;
•	Political Activity Policy; and
•	Outside Activity Policy.

Oaktree’s Chief Compliance Officer has been designated as the individual with responsibility to explain and implement this Code and to provide to all such persons this Code and any amendments thereto. The Chief Compliance Officer may delegate such responsibilities, as necessary. Receipt of this Code satisfies Oaktree’s obligation to notify all employees of their obligations.

STANDARDS OF CONDUCT

This Code is based on the principle that Oaktree employees owe a fiduciary duty to the clients of Oaktree. This duty of care, integrity, honesty and good faith for all employees is expressed in the general guiding principles detailed below. As an employee, you should conduct yourself in all circumstances in accordance with such general guiding principles.

•	You must at all times place the interest of our clients before your own interests.
•	You must pay strict attention to potential conflicts of interest, avoiding them if possible and disclosing them and dealing with them appropriately when the conflict is unavoidable or inherent in our business.
•	You must adhere to the fundamental standard that Oaktree employees should not take advantage of their positions for their personal benefit.

Critically, the effectiveness of Oaktree’s policies regarding ethics depends on your judgment and integrity rather than on any set of written rules. Accordingly, you must be sensitive to the general principles involved, alert for potential conflicts that may arise between your own interests and those of Oaktree or its clients, and aware of the purposes of the Code and the specific policies, procedures and examples provided throughout this document.

Sometimes it may be difficult to determine what behavior is necessary or appropriate in order to adhere to these general principles, so this Code contains several guidelines for proper conduct and related examples. Some examples of activities in which you may engage that could potentially pose a conflict include:

•	Contracting on Oaktree’s behalf with a vendor of which the CEO or other senior executive is your family member.
•	Placing a trade on behalf of an Oaktree client or fund with a securities broker with whom you recently attended a high profile entertainment event.
•	Acquiring property leased by Oaktree or that an Oaktree strategy is considering for acquisition.
•	Contributing to the campaign of a political candidate for a position that oversees the selection of investment managers for a public retirement plan that is a client or prospective client of Oaktree.
•	Serving as a trustee of a foundation or a director of a company that is a prospective client of Oaktree.
•	Frequently attending entertainment events at the invitation of service providers engaged by or seeking business from Oaktree.
•	Accepting outside employment that interferes with your responsibilities at Oaktree.

AUGUST 2018	PAGE 1 OF 5

CODE OF ETHICS

•	Owning an interest in a company or a property with which Oaktree, its funds, accounts or a portfolio company conducts or intends to conduct business.
•	Soliciting charitable donations from outside service providers to your department or that your department is considering engaging.

While an activity may pose a conflict, it does not necessarily mean that you will be prohibited from engaging in the activity. The Legal and Compliance departments will evaluate the potential conflict, advise on the appropriate course of action and implement any necessary compliance controls to prevent a violation of applicable laws, regulations, contractual obligations and/or Oaktree policies. The examples provided above do not constitute an exhaustive list of potential conflicts that you may encounter since conflicts can arise in a myriad of situations. For this reason, if you are uncertain as to whether a real or apparent conflict exists in any particular situation between your interests or the interests of Oaktree and those of its clients, you should consult with Oaktree’s Chief Compliance Officer or an Approving Officer immediately. Honesty at all times and in all things is an essential part of your responsibility to Oaktree. A lack of integrity with Oaktree or with its clients will not be tolerated.

II.	DEFINITIONS

As referenced throughout this Code, “Access Persons” include all Oaktree employees, except certain persons specified by Oaktree’s Chief Compliance Officer or an Approving Officer who (i) do not devote substantially all working time to the activities of Oaktree and (ii) do not have access to information about the day-to-day investment activities of Oaktree.

“Approving Officer” means an officer of Oaktree named on the separate “List of Approving Officers and Chief Compliance Officer”. The List of Approving Officers and Chief Compliance Officer is maintained on Oaktree Central.

“Confidential Information” means any information concerning the employees, organization, business or finances of Oaktree or any third party (including any client, investor, partner, portfolio company, customer, vendor or other person) with which Oaktree is engaged or conducts business, including business strategies, operating plans, acquisition strategies (including the identities of, and any other information concerning, possible acquisition candidates), financial information, valuations, analyses, investment performance, market analysis, acquisition terms and conditions, personnel, compensation and ownership information, know-how, customer lists and relationships, the identity of any client, investor, partner, portfolio company, customer vendor or any other third party, and supplier lists and relationships, as well as all other secret, confidential or proprietary information belonging to Oaktree. Information generally known to the public, other than as a result of improper disclosure by an Oaktree employee, does not constitute Confidential Information.

“Intellectual Property” means (a) any and all investment or trading records, agreements or data; (b) any and all financial and other analytic models, records, data, methodologies or software; (c) any and all investment advisory contracts, fee schedules and investment performance data; (d) any and all investment agreements, limited partnership agreements, subscription agreements, private placement memorandums and other offering documents and materials; (e) any and all client, investor or vendor lists, records or contact data; (f) any and all other documents, records, materials, data, trade secrets and other incidents of any business carried on by Oaktree or learned, created, developed or carried on by any employee of Oaktree (in whatever form, including print, computer file, diskette or otherwise); and (g) all trade names, services marks and logos under which Oaktree does business, and any combinations or variations thereof and all related logos.

“Related Person” of an Access Person for purposes of this Code includes the following:

•	A husband, wife, domestic partner or minor child of the Access Person;
•	A relative sharing the same household as the Access Person;
•	Any person who is significantly dependent on the Access Person for financial support; or
•	Anyone else if the Access Person:
(i)	obtains benefits substantially equivalent to ownership of securities;
(ii)	can obtain ownership of securities immediately or within 60 days; or
( )	can vote or dispose of securities.

AUGUST 2018	PAGE 2 OF 5

CODE OF ETHICS

III. GENERAL POLICY REQUIREMENTS

CONFIDENTIALITY

The provision of services to Oaktree by employees creates a relationship of confidence and trust. Oaktree employees will come into possession of, or otherwise have access to, Confidential Information which has commercial value to Oaktree’s business, including information created, discovered or developed by employees. All such Confidential Information is to be treated as highly confidential and is not to be disclosed or discussed with anyone except as required by law or as required in the performance of an employee’s duties to Oaktree, and is not to be used for the benefit of any employee or to the detriment of Oaktree, in each case unless expressly permitted by Oaktree’s General Counsel. Employees may not take, remove or retain upon ceasing to be an employee for any reason any document, paper, electronic file or other storage medium containing or relating to any Confidential Information, any Intellectual Property or any physical property of Oaktree. All Intellectual Property of Oaktree is the exclusive property of Oaktree and is intended for Oaktree’s sole use.

Employees will generally be subject to one or more agreements addressing the use of confidential Oaktree information and intellectual property in connection with their provision of services to Oaktree. Such agreements may contain more restrictive or detailed obligations than those set forth in this Code. Nothing in this Code is intended to limit any employee’s obligations, or Oaktree’s rights, under any such agreement.

COMPLIANCE WITH LAWS AND REGULATIONS

All employees are expected to be familiar and comply with the laws and regulations applicable to their day-to-day responsibilities, including the relevant securities laws and regulations applicable to their activities. In some cases, this may involve the securities laws and regulations of multiple jurisdictions. If you have any questions about any such law or regulation, you should consult Oaktree’s Chief Compliance Officer or an Approving Officer. If you become aware of any violations of this Code, you should report them, in accordance with local law requirements. See Article V of this Code for further discussion.

BUSINESS OPPORTUNITIES THAT RIGHTFULLY BELONG TO OAKTREE

Employees must not take for their own advantage an opportunity that rightfully belongs to Oaktree or its clients. Whenever Oaktree has been actively soliciting a business opportunity, or the opportunity has been offered to Oaktree or Oaktree-managed funds or accounts, or Oaktree facilities or personnel have been used in pursuing the opportunity, that opportunity rightfully belongs to Oaktree and not to employees who may be in a position to divert the opportunity for their own benefit.

Examples of improperly taking advantage of a corporate opportunity include:

•	Selling information to which an employee has access because of the employee’s position.
•	Receiving a commission or fee on a transaction which would otherwise accrue to Oaktree or its clients.
•	Diverting business from Oaktree.

PERSONAL DEALINGS WITH OAKTREE BUSINESS CONTACTS

Employees are generally prohibited from leveraging relationships with Oaktree clients, vendors and other business contacts (“Oaktree Contacts”) gained during the course of their employment for personal purposes. Personal purposes include, but are not limited to the solicitation of political contributions and charitable donations. You should reference the Political Activity policy and the section of this Code on solicitation of charitable contributions in for specific obligations in these two areas. In certain limited situations, employees may be permitted to conduct such activities with Oaktree Contacts, subject to the prior approval of the employee’s Department Head, the Chief Compliance Officer or an Approving Officer and, in certain circumstances, the Chief Executive Officer.

SOLICITING CHARITABLE DONATIONS

While employees are generally prohibited from leveraging relationships with Oaktree Contacts for personal purposes, you may solicit charitable donations from Oaktree Contacts, subject to the following conditions:

•	Before soliciting any donations from Oaktree Contacts, all Oaktree employees must first obtain approval from your Department Head and the Chief Compliance Officer or an Approving Officer. Pre-approval is required even if a personal relationship exists with an Oaktree Contact.
•	Soliciting a charitable donation from someone in exchange for business, a favor, preferential treatment and/or similar commitments or guarantees of reciprocity are strictly prohibited.

AUGUST 2018	PAGE 3 OF 5

CODE OF ETHICS

•	Neither the Oaktree employee soliciting the donation nor the employee’s immediate family members should personally benefit from the resulting donation.
☐	Oaktree employees who are directly or indirectly involved in contract negotiations are prohibited from soliciting charitable donations from Oaktree Contacts actively involved in a current negotiation or RFP process.

Pre-approval requests to solicit donations from Oaktree Contacts should be initiated by contacting your Department Head and the Compliance department. Each request will be evaluated for potential conflicts, regulatory risk and/or reputational risk that the request may pose to the firm, with full consideration of our fiduciary responsibility to Oaktree’s clients. In certain circumstances, Compliance will seek approval from the Global Head of Marketing (or his or her designee) as well as the Chief Executive Officer. The decision to approve or deny any request for pre-approval to solicit charitable donations will remain in the sole discretion of the relevant Department Head, the Chief Compliance Officer and/or the relevant Approving Officer.

GIVING ADVICE TO CLIENTS

No Oaktree employee may provide legal advice to Oaktree’s clients. You should avoid statements that might be interpreted as legal advice and refer questions in this area to Oaktree’s Legal department. No Oaktree employee may give clients advice on tax matters, the preparation of tax returns or investment decisions, except as may be appropriate in the performance of an official fiduciary or advisory responsibility or as otherwise required in the ordinary course of your duties.

IV.	OTHER EMPLOYEE CONDUCT

PERSONAL FINANCIAL RESPONSIBILITY

It is important that employees properly manage their personal finances. Imprudent personal financial management may affect job performance and lead to more serious consequences for employees in positions of trust. In particular, you are not permitted to borrow from clients, or from providers of goods or services with whom Oaktree deals, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment.

CORPORATE PROPERTY OR SERVICES

Employees are not permitted to act as principal for either themselves or their immediate families in the supply of goods, properties, or services to Oaktree, its funds or portfolio companies unless approved by Oaktree’s General Counsel or Chief Financial Officer. Purchase or acceptance of corporate property or use of the services of other employees for personal purposes is also prohibited. This includes the use of in-house counsel for personal legal advice absent approval from the Oaktree’s General Counsel or use of outside counsel for personal legal advice at the expense of Oaktree.

REQUIREMENTS FOR LICENSED REPRESENTATIVES

If you are a licensed representative of any Oaktree entity/affiliate you may be subject to additional policies and procedures.

USE OF OAKTREE-SPONSORED COMMUNICATION MEDIUMS AND STATIONERY

Employees should use their Oaktree email and other Oaktree-sponsored mediums (e.g., Bloomberg e-mail and instant messaging, SMS texting and Microsoft Lync instant messaging) (collectively, “Oaktree communication resources”) primarily for conducting Oaktree business. While occasional use of Oaktree email for personal communications is permissible, employees must seek pre-approval prior to using Oaktree communication resources to conduct personal outside business activities including those involving political, civic and charitable solicitations as such communications may incorrectly imply Oaktree’s sponsorship or endorsement of such activities. Questions concerning Oaktree communication resources and requests to seek pre-approval should be directed to Compliance at CodeofEthics@oaktreecapital.com. Use of Oaktree communication resources must also comply with Oaktree’s Computer Acceptable Use Policy. All communications made via Oaktree communication resources are the property of Oaktree.

SOCIAL MEDIA POLICY

The purpose of the Oaktree Social Media Policy, which is part of Oaktree’s Computer Acceptable Use Policy, is to establish prudent and acceptable practices regarding the use of social media sites and to educate individuals who use social media sites of the responsibilities associated with such use. Oaktree recognizes that employees may wish to post content on the Internet via various social media sites, blogs and tools such as Facebook, Instagram, Twitter, LinkedIn, etc. (collectively referred to as “social media sites”). However, because Oaktree is subject to the rules and regulations of the securities industry, certain postings may be considered to be “investment advice,” “correspondence” or “advertising.” Additionally, postings may reflect poorly on the employee, and, by implication, may negatively impact Oaktree’s reputation. In order to address the potential risks inherent in using social media sites, Oaktree has established certain social media use requirements to which all employees must adhere.

AUGUST 2018	PAGE 4 OF 5

CODE OF ETHICS

V.	EXEMPTIVE RELIEF

Oaktree’s Chief Compliance Officer or an Approving Officer will review and consider any proper request of an Access Person for relief or exemption from any restriction, limitation or procedure contained in this Code which is claimed to cause a hardship for such Access Person or which may involve an unforeseen or involuntary situation where no abuse is involved. Exemptions of any nature may be given on a specific basis or a class basis, as such officers determine. Exemptions from Access Person status may also be granted to any person or class of persons such officers determine do not warrant such status. Any Access Person’s request for relief should be in writing and should state the basis for the request. Any such approval shall be appropriately documented and maintained by Oaktree’s Compliance department.

VI.	ANNUAL COMPLIANCE CERTIFICATION AND PERIODIC REPORTING

PERIODIC COMPLIANCE REPORTING AND TRAINING

As an Access Person, you are required to complete all assigned Compliance certifications, disclosures and mandatory training and to do so in a timely manner. Failure to complete such items by the prescribed deadlines may constitute a violation of the Code, as applicable.

ANNUAL COMPLIANCE CERTIFICATION

Access Persons will be required to certify annually, via My Compliance Center, that (i) they have received, read and understand the terms of this Code and any amendments thereto and that they recognize the responsibilities and obligations incurred by being subject to this Code and (ii) they are in compliance with the requirements of this Code.

VII.	REPORTING OF VIOLATIONS AND SANCTIONS

Any violation of the Code should be promptly reported to Oaktree’s Chief Compliance Officer or an Approving Officer, in accordance with local law requirements. Such reports will be promptly investigated. No retaliation will be permitted against any Oaktree employee who makes a report in good faith, regardless of whom the report concerns or the outcome of the resulting investigation or inquiry. An employee who is found to have engaged in retaliation against another employee for making a report will be subject to disciplinary measures that may include termination of employment.

All employees are encouraged to seek advice from Oaktree’s Chief Compliance Officer or an Approving Officer with respect to any action or transaction which may violate the Code and should refrain from any action or transaction which might lead to the appearance of a violation.

Upon the reporting or discovery of a violation of this Code, Oaktree’s Chief Compliance Officer or an Approving Officer, in consultation with other Oaktree officers as deemed necessary, may impose such sanctions as he or she deems appropriate. Generally, the first violation of the Code will result in a written warning. Additional violations may, if circumstances warrant, result in escalation to the offending employee’s manager and the Chief Compliance Officer, a personal trading suspension, a fine, or additional training regarding the policies and procedures violated. The process of issuing violations and sanctions noted above is a general guideline. In any particular case, a violation may warrant more severe sanctions, including without limitation, a reversal of any improper transaction, more punitive monetary penalties, demotion and suspension or termination of employment and forfeiture of benefits. Any and all sanctions to be imposed will be determined at the sole discretion of Oaktree’s Chief Compliance Officer or an Approving Officer.

AUGUST 2018	PAGE 5 OF 5

CODE DEFINITIONS

Below are a defined terms as referenced in the Code:

“Access Persons” include all Oaktree employees and Oaktree Contractors/Consultants, except certain persons specified by the Chief Compliance Officer or an Approving Officer, who (i) do not devote substantially all working time to the activities of Oaktree, and (ii) do not have access to information about the day-to-day investment activities of Oaktree.

“Approving Officer” means an officer of Oaktree named on the separate “List of Approving Officers and Chief Compliance Officer” which is maintained on Oaktree Central.

“Basket Instrument” includes exchange traded funds, exchange traded notes, closed end funds, unit investment trusts, futures and options on such instruments, and derivative instruments that track or link to an index or basket of Securities. This does not include publicly traded equity issued by Real Estate Investment Trusts (REITs), or single-stock ETFs.

“Beneficial Ownership” of a Security, means that an Access Person or any Related Person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a Security, even though title is in another name (i.e., has opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such Security).

“Confidential Information” means any information concerning the employees, organization, business or finances of Oaktree or any third party (including any client, investor, partner, portfolio company, customer, vendor or other person) with which Oaktree is engaged or conducts business, including business strategies, operating plans, acquisition strategies (including the identities of, and any other information concerning, possible acquisition candidates), financial information, valuations, analyses, investment performance, market analysis, acquisition terms and conditions, personnel, compensation and ownership information, know-how, customer lists and relationships, the identity of any client, investor, partner, portfolio company, customer vendor or any other third party, and supplier lists and relationships, as well as all other secret, confidential or proprietary information belonging to Oaktree. Information generally known to the public, other than as a result of improper disclosure by an Oaktree employee, does not constitute Confidential Information.

“Consultation” for the purpose of the Expert Network Policy are defined as any discussion between Oaktree staff and an Expert arranged by an approved Expert Network.

“Designated Broker” is an Oaktree-approved brokerage firm for brokerage accounts of Access Persons and their Related Persons. The List of Designated Brokers is maintained on Oaktree Central.

“Employee”, for the purpose of the Expert Network only, is defined as employee, consultant, advisor, board member or their equivalents.

“Expert Networks” are defined as entities that refer paid industry professionals (“Experts”), such as physicians, academics, industry professionals and scientists who have specialized knowledge of and experience in certain sectors, industries, products and fields, to third parties (such as investment and securities firms) for a fee to provide information, advice, analysis, market expertise or industry experience for use in the diligence process of a potential investment, formulating investment views or ongoing oversight of current investments. Expert Networks maintain a database of or conduct specialized searches for Experts relevant to a specific inquiry submitted by the client and then connect such selected Experts to the client.

“Holding Periods” are restrictions on how often you may trade a Security.

“Intellectual Property” means (a) any and all investment or trading records, agreements or data; (b) any and all financial and other analytic models, records, data, methodologies or software; (c) any and all investment advisory contracts, fee schedules and investment performance data; (d) any and all investment agreements, limited partnership agreements, subscription agreements, private placement memorandums and other offering documents and materials; (e) any and all client, investor or vendor lists, records or contact data; (f) any and all other documents, records, materials, data, trade secrets and other incidents of any business carried on by Oaktree or learned, created, developed or carried on by any employee of Oaktree (in whatever form, including print, computer file, diskette or otherwise); and (g) all trade names, services marks and logos under which Oaktree does business, and any combinations or variations thereof and all related logos.

“Investment Professionals” are Access Persons who are portfolio managers, investment analysts and securities traders.

“G7 Governments” include the United States, United Kingdom, France, Germany, Italy, Japan and Canada.

“Political Activity” includes the following activities:

•	Campaign contributions (e.g. direct monetary donations, indirect monetary donations such as campaign paraphernalia purchases);
•	Political campaign-related solicitation/fund raising activity;
•	Participation as a committee or board member of a politically active non-profit organization (e.g., a 501(c)(4) entity), political action committee (a “PAC”), independent-expenditure committee (e.g. a Super PAC) or any other political committee or organization. Such activity would also constitute an outside business activity, subject to the pre-approval requirements outlined in the Outside Activities Policy; and
•	Monetary or in-kind benefits, to, or for the benefit of, among others, any government official, candidate running for office, political party, legislative leadership, politically active non-profit organizations, ballot measure committees, independent expenditure-only committees or PACs.

“Public Official”, for purposes of the Code and the Anti-Corruption Policy, includes a “Foreign Official” under the Foreign Corrupt Practices Act and a “Foreign Public Official” under the Bribery Act as well as the following:

•	Full- or part-time government employees, or by regional subdivisions of governments, including states, provinces, districts, counties, cities, towns and villages or by independent agencies, state-owned businesses, state-controlled businesses or public academic institutions. For example, employees of sovereign wealth funds, government-sponsored pension plans (i.e. pension plans for the benefit of government employees), and government sponsored-university endowments.
•	Political party officials and candidates for political office.
•	Employees of public international organizations (e.g., the African and Asian Development Banks, the European Union, the International Monetary Fund, the United Nations and the Organization of American States).
•	For the purposes of the Expert Network Policy only, any person with legislative, regulatory or any other government approval authority, or who participates in any committee or group with approval authority, with respect to any issue discussed during the Consultation (e.g. an FDA official who has approval authority over a drug of interest).

“Outside Party” is a current or prospective client, provider of goods or services (including a broker), or others with whom Oaktree has dealings, including a Private Sector Counterparty Representatives.

“Private Sector Counterparty Representative” is an owner, employee or representative of a private entity, such as a partnership or corporation, with which Oaktree is conducting or seeking to conduct business.

“Public Oaktree Funds” means publicly traded funds for which Oaktree acts as investment manager, adviser or sub-adviser. A List of Public Oaktree Funds is maintained on Oaktree Central.

“Related Person” of an Access Person includes the following:

•	A husband, wife, domestic partner or minor child of the Access Person;
•	A relative sharing the same household as the Access Person;
•	Any other person who is significantly dependent on the Access Person for financial support;
•	Anyone else if the Access Person or their Related Persons:

(i)	obtains benefits substantially equivalent to ownership of the Securities;
(ii)	can obtain ownership of the Securities immediately or within 60 days; or
(iii)	can vote or dispose of the Securities.

“Securities” (or each individually a “Security”) includes any interest or instrument commonly known as a security, including stocks, bonds, notes, options, warrants, financial commodities, futures, other derivative products, and interests in private placements, limited partnerships or other entities.

“Spread Betting” is a type of speculative investing that involves gambling on the price movement of a Security, index, currency, or commodity among others. A bid and offer price (also called the spread) is quoted and investors bet whether the price of the reference asset/reference rate will be lower than the bid or higher than the offer. The investor does not own the reference asset/reference rate, they speculate on the price movement.

“Three Prong Test” means (i) Shareholders have the right to redeem on demand; (ii) Net asset value (“NAV”) is calculated on a daily basis in a manner consistent with the principles of section 2(a)(41)of the Investment Company Act of 1940; and (iii) Shares are issued and redeemed at NAV and this NAV is calculated on a forward pricing basis (i.e., based upon the next NAV of the fund, not the previous or current NAV of the fund).

Version Date	Summary of Action	Approver
11/17/2022	Clarified Basket instrument definition	Adam Himmelberger, vice president

INSIDER TRADING POLICY

I. INTRODUCTION

The Insider Trading Policy (referred to herein as the “Policy”) applies to all employees of Oaktree (as defined in the Code of Ethics).

Oaktree’s Chief Compliance Officer has been designated as the individual with responsibility to explain and implement this Policy for Oaktree and all its Access Persons and to provide to all such persons this Policy and any amendments thereto. Receipt of this Policy satisfies Oaktree’s obligation to notify all employees of their obligations.

GENERAL

The prohibition against insider trading in the United States stems from the general antifraud provisions of the U.S. Securities Exchange Act of 1934, as amended, and the U.S. Investment Advisers Act of 1940, as amended. The Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”) amended both of those acts by adding specific provisions designed to detect and deter insider trading and to impose stiffer sanctions upon violators and persons who “control” violators, such as their employers. As such, registered investment advisers are required to establish, maintain and enforce written policies and procedures reasonably designed to prevent misuse of material non-public information (“MNPI”) by their employees or associated persons. ITSFEA also imposes liability upon “controlling persons” (i.e., employers and individual supervisors) if the controlling person knew of or recklessly disregarded the fact that the “controlled person” (i.e., employee or associated person) was likely to engage in the misuse of MNPI and failed to take appropriate steps to prevent it.

In addition to regulations in the U.S. covering prohibitions against insider trading, there are also regulations in other jurisdictions in which Oaktree conducts business, including, without limit, the United Kingdom’s Market Abuse Regime. Oaktree employees should be familiar with such local regulations and seek information from Oaktree’s Chief Compliance Officer or an Approving Officer when any questions related to insider trading arise.

Oaktree employees occasionally come into possession of MNPI that (i) is entrusted to them by a company or by those in a confidential relationship with the company, in either case with the understanding that the information is material, not public and is to be held confidential, (ii) has been “misappropriated” from the company or another source, or (iii) in the case of information about tender offers, the information is material, not public and is given by a person who has taken one or more steps toward commencement of such an offer. Various laws, regulations and court decisions, as well as general ethical and moral standards, impose certain duties with respect to the use of MNPI. The violation of those duties could subject Oaktree and its employees involved to serious civil and criminal penalties and the resulting damage to reputation. For the purpose of this Policy, the reference to “company” includes partnerships, trusts or any entity which issues securities.

Moreover, within an organization or affiliated group of organizations, courts may attribute one employee’s knowledge of MNPI to any other employee or group that later trade in the affected security, even if there had been no communication of actual knowledge. Thus, by buying or selling a particular security in the normal course of business, Oaktree employees who have no actual knowledge of MNPI could inadvertently subject Oaktree to liability.

The civil and criminal liabilities for misuse of MNPI can be substantial and can end your career. These penalties apply both to trading while in possession of such information and to “tipping” others who trade. The risks in this area can be significantly reduced through the conscientious use of a combination of trading restrictions and information barriers designed to confine MNPI to a given investment group or department (so-called “Information Walls”). One purpose of this Policy is to establish a workable procedure for applying these techniques in ways that offer significant protection to Oaktree and its employees, while providing flexibility to carry on investment management activities. Oaktree’s Expert Network Policy, which is incorporated by reference within the Code of Ethics, serves a similar purpose in connection with employees’ use of expert networks.

MAY 2018	PAGE 1 OF 3

INSIDER TRADING POLICY

II. DEFINITIONS

As referenced throughout this Policy, “Access Persons” include all Oaktree employees, except certain persons specified by Oaktree’s Chief Compliance Officer who (i) do not devote substantially all working time to the activities of Oaktree and (ii) do not have access to information about the day-to-day investment activities of Oaktree.

“Approving Officer” means an officer of Oaktree named on the separate “List of Approving Officers and Chief Compliance Officer”. The List of Approving Officers and Chief Compliance Officer is maintained on Oaktree Central.

“Related Person” of an Access Person for purposes of this Policy includes the following:

•	A husband, wife, domestic partner or minor child of the Access Person;
•	A relative sharing the same household as the Access Person;
•	Any person who is significantly dependent on the Access Person for financial support; or
•	Anyone else if the Access Person:
(i)	obtains benefits substantially equivalent to ownership of securities;
(ii)	can obtain ownership of securities immediately or within 60 days; or
(iii)	can vote or dispose of securities.

III.	WHAT IS MATERIAL NON-PUBLIC INFORMATION?

Information is “material” when a reasonable investor would consider it important in deciding whether to buy, sell, hold or vote a security. Generally, this is information whose disclosure might reasonably be expected to have an impact on the price of a company’s securities. Dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments are only some examples of information that may be considered material under the circumstances. The prohibition on trading based on MNPI applies not only to the securities of the issuers to which MNPI is directly related but may also apply to other securities (for example, securities of companies in the same industry) that may reasonably be expected to be materially affected by a public disclosure of MNPI.

Information is generally considered “public” within a reasonable time after it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC (or some other governmental agency if the fact of such filing is generally disseminated), the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation.

IV.	POLICY ON INSIDER TRADING

No Access Person or Related Person may buy or sell a security (or a related derivative) in a company, either for himself or herself or on behalf of others, while in possession of MNPI about a company, whether or not that company is owned by any funds or accounts managed by Oaktree. In addition, Access Persons may not disclose or otherwise communicate MNPI to others, with the exception of communications to Oaktree employees who have a business need to know the information.

V.	MNPI PROCEDURES

First Steps. Before executing any trade for yourself or others, including clients of Oaktree, you must determine whether you have access to MNPI. If you believe you have received oral or written MNPI, you should discuss the situation immediately with Oaktree’s Chief Compliance Officer or an Approving Officer. You should not discuss the information with anyone else within or outside of Oaktree. Oaktree’s Chief Compliance Officer or an Approving Officer will, with the assistance of counsel as required, determine whether the information is of a nature requiring restrictions on use and dissemination.

MAY 2018	PAGE 2 OF 3

INSIDER TRADING POLICY

Handling of MNPI. If a Legal department Approving Officer determines that there is a substantial likelihood that an Oaktree investment group or Oaktree employee has received or may receive MNPI regarding an issuer of publicly traded securities, Oaktree may conclude to either: (i) place the issuer on a firm-wide restricted securities list, which would bar any purchases or sales of the issuer’s securities by any Oaktree investment group or employee (or Related Person of such employee), or (ii) in limited and selective cases, elect to maintain an information wall with regard to the issuer, which would (a) place the issuer on a “Watch List” for monitoring of trading activity, (b) bar any purchases or sales of the issuer’s securities by any Oaktree investment group or employee (including any Related Person of such employee) that receives the information, but allowing other investment groups not in possession of the information to trade in the issuer’s securities, and (c) bar the dissemination of the information beyond certain identified persons responsible for managing the proposed investment in the issuer and impose appropriate safeguards against such dissemination. Where an employee who does not readily fit within an investment group receives such information, Oaktree’s Chief Compliance Officer or an Approving Officer (subject to an analysis of the specific facts) will decide upon the appropriate restriction.

Lifting Restrictions. Once MNPI becomes public, or is judged to be no longer material, Oaktree’s Chief Compliance Officer or an Approving Officer may lift the trading and information restrictions.

VI.	PERIODIC REPORTING AND ANNUAL COMPLIANCE CERTIFICATION

PERIODIC COMPLIANCE CERTIFICATION

From time to time employees who are subject to an Information Wall are required to certify that they have read and understand the terms of the Information Wall and that they have complied with the Information Wall.

ANNUAL COMPLIANCE CERTIFICATION

As part of the annual certification of compliance with Oaktree’s Code of Ethics, Access Persons will be required to certify that (i) they have received, have read and understand the terms of this Policy and any amendments thereto and that they recognize the responsibilities and obligations incurred by their being subject to this Policy, and (ii) they are in compliance with the requirements of this Policy.

MAY 2018	PAGE 3 OF 3

PERSONAL INVESTMENT TRANSACTIONS POLICY

I.	INTRODUCTION

The Personal Investment Transactions Policy (referred to herein as the “Policy”) has been adopted pursuant to the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended. The Policy applies to all staff subject to the Code of Ethics or Code of Conduct (collectively, the “Code”) herein referred to as Access Persons of Oaktree. Defined terms used throughout this Policy are maintained in the Code Definitions document on Oaktree Central.

Conflicts of Interest

This Policy governs your personal investments in Securities as well as those of your Related Persons. All personal transactions in Securities, even Exempt Securities, are subject to the Insider Trading Policy. Laws and ethical standards, including the insider trading laws described in Oaktree Codes, impose duties on Oaktree and its Access Persons to avoid conflicts of interest between personal transactions and the investment transactions Oaktree makes on behalf of clients or any abuse of your position of trust or responsibility. Investments in non-Securities (e.g., personal purchase of land or multi-family property, not in an LLC or investment vehicle) may also pose a conflict of interest.

If you (i) act as executor, trustee, guardian, conservator, general partner or other fiduciary, or act in any capacity that has fiduciary or money management responsibilities or obligations which involve selecting, recommending or approving investments in Securities and (ii) have sole or overriding control or authority with respect to such decisions (i.e., you act as the executor of an estate for which you make investment decisions, have trading authority over a family member’s account), then any Securities transactions made in such capacity will be subject to the trading restrictions set forth herein. Access Persons subject to the Code of Ethics should review the restrictions on your ability to act as a fiduciary outside of your employment with Oaktree, which are set forth under the Outside Activities Policy.

The below outlined requirements are designed to reduce the possibilities for conflicts of interest and/or appearances of impropriety, while at the same time preserve reasonable flexibility and privacy. Note that your personal trading activity is shared with your manager and/or Oaktree management.

II.	TRADING POLICIES AND REQUIREMENTS BASED ON SECURITY TYPE

Preclearance Procedures

Unless otherwise indicated in this Policy, preclearance is required if an Access Person or his or her Related Persons has, or as a result of the transaction acquires or disposes of, any direct or indirect Beneficial Ownership in the Security. Before taking any voluntary action with regards to a security, you should be aware of the Code requirements for that security type. The security types referenced herein are non-exhaustive and you should reach out to an Approving Officer with any questions.

Requests should be submitted within Oaktree’s automated personal trading system. You must wait until you receive preclearance through the system or directly from an Approving Officer before entering your order. Preclearance for transactions in publicly traded Securities, if granted, will be valid for the business day on which you receive it, plus the following business day. Approval for transactions in private placements, if granted, will be valid until the closing of the transaction. If the transaction is not completed within the approval window, you must obtain a new preclearance. Good-Til-Cancel (GTC) orders, or other order types that remain outstanding beyond the approval window, are not permitted. Post-approval of a transaction requiring preclearance is not permitted. An Approving Officer has the right to withdraw previously approved requests prior to the close of the approval window. Oaktree does not make a determination of the suitability of the investment.

Trading & Disclosure Requirements Based on Security Type

Not subject to policy requirements

The following Securities and any associated transactions are exempt from the preclearance, Holding Period and disclosure requirements (“Exempt Securities”):

November 2022	Page 1 of 6

PERSONAL INVESTMENT TRANSACTIONS POLICY

(a)	Currency
(b)	Direct debt obligations of the U.S. Government (i.e., treasury securities);
(c)	Bank certificates of deposit;
(d)	Bankers’ acceptances;
(e)	Commercial paper;
(f)	High-quality, short-term debt obligations, including repurchase agreements;
(g)	Money market funds;
(h)	Open-end mutual funds, except Public Oaktree Funds;
(i)	Undertakings for Collective Investments in Transferable Securities (UCITS) funds, except i) funds which are Basket Instruments; or ii) funds which are Public Oaktree Funds;
(j)	Open-end investment companies which are not registered under the Investment Company Act of 1940, as amended, or designated as UCITS funds and meet the Three Prong Test;
(k)	Unit investment trusts invested exclusively in open-end mutual funds, except Public Oaktree Funds; and
(l)	Interests in private funds offered by or through Oaktree.
(m)	Cryptocurrency transactions in the secondary market, purchases in the Metaverse and NFTs. Please refer to page 3 for cryptocurrency transactions that may require pre-approval.

Subject only to disclosure requirements

As the likelihood of a conflict of interest with any of Oaktree’s investment activities is considered low, the following Securities, including derivatives thereof, and any associated transactions are exempt from the preclearance and Holding Period, but not the disclosure requirements:

a)	Basket Instruments (i.e., ETFs);
b)	U.S. municipal bonds, excluding bonds issued by U.S. territories (i.e., Puerto Rico, American Samoa, Guam, the Northern Mariana Islands, and the U.S. Virgin Islands);
c)	U.S. government agency debt obligations;
d)	Debt obligations (i.e., sovereign state and provincial (municipal) debt) issued by G7 governments, excluding those issued by the U.S. government;
e)	Non-U.S. government savings bonds;
f)	Auction-rate money market instruments;
g)	Open-end investment companies which are not registered under the Investment Company Act of 1940, as amended, are not designated as a UCITS fund, and do not meet the Three Prong Test;
h)	Futures, options and other derivative instruments on currency (e.g., foreign exchange (FX) derivatives and cryptocurrency derivatives);
i)	Futures, options and other derivative instruments on non-financial commodities (e.g., pork belly contracts);
j)	Interest rate swaps;
k)	Involuntary transactions (i.e., assignment of an option position or exercise of an option at expiration, mandatory tender offers);
l)	Purchases through the reinvestment of dividends in an automatic dividend reinvestment plan (but not the investment of additional amounts under such plans);
m)	Purchases effected through automatic investment plans (i.e., direct purchase plans); and
n)	Purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its Securities (Note: the requirements of voluntary exercise of a right depend on the security type).

Subject to preclearance, disclosure and 60-day holding period requirements

All other Securities, including derivatives thereof, and any associated transactions not otherwise mentioned above are subject to preclearance, 60 calendar day Holding Period and disclosure requirements. This includes but is not limited to:

a)	Common stock and preferred stock;
b)	Private placements;
c)	Debt obligations of non-G7 governments;

November 2022	Page 2 of 6

PERSONAL INVESTMENT TRANSACTIONS POLICY

d)	Convertible bonds;
e)	Corporate bonds;
f)	Public Oaktree Funds; and
g)	Unit investment trusts that are invested exclusively in shares of Public Oaktree Funds.

Trading Restrictions

Violation of these restrictions may require reversal of the transaction and/or any resulting profits being subject to disgorgement at the discretion of an Approving Officer.

No Access Person or his or her Related Persons may:

•	Participate in an initial public offering or in a public offering of a new issue, other than a pre-approved special-purpose acquisition company (SPAC) brought to the market. Exempt Securities as listed above, are not subject to this restriction.
•	Trade, directly or indirectly, any Security of an issuer that is on the firm-wide restricted securities list or the subject of an information wall under which such Access Person is restricted, unless such transaction is subject to an exemption and is pre-approved by an Approving Officer.
•	Enter into a short sale transaction or any transaction that has the same economic effect (e.g., short common stock, purchase a put option or sell a naked call option) on any Security of an issuer for which a position is held long in an Oaktree client account.
•	Purchase and sell, or sell and purchase, the same Security within 60 calendar days. The 60 calendar day Holding Period applies to all Security types that are subject to preclearance requirements.
(i)	You must hold your position for a minimum of 60 calendar days without any opposing activity; the trade date does not count as day one. The Last In, First Out method is used and is applied at the Security level across all accounts. For example, you may not: i) buy and then sell the same Security within 60 calendar days or sell and then buy the same Security within 60 calendar days; or ii) enter into a short sale and then place a buy-to-cover trade for the same Security within 60 calendar days.
(ii)	When opening or building an option position, the expiration date must be greater than 60 calendar days from the date purchased or sold.
(iii)	Exceptions may be granted on a case-by-case basis in writing or communicated more broadly by an Approving Officer in the event of a significant market disruption or downturn. If an exception is granted, at the discretion of an Approving Officer, any resulting profits may need to be disgorged.
•	Trade Securities offered in a private placement (other than those offered by or through Oaktree) except with the prior approval of an Approving Officer.
(i)	The pre-approval requirement for private placements includes, but is not limited to, i) hedge funds, private equity funds, or funds of funds seeking to raise capital for investment purposes, equity crowdfunding, initial coin offerings (ICOs), token launches, and cryptocurrency crowdsales; ii) limited liability companies, limited partnerships or other types of private legal entities looking to raise capital; and iii) other assets that have characteristics of a security (ownership/shares of profits in an entity/venture). Personal investments in a friend’s business venture or start-up, in a limited partnership formed to purchase real estate and all crowdfunding opportunities are also examples of private placements.
(ii)	An Approving Officer will take into consideration, among other factors, whether the investment opportunity the Access Person has been offered should be reserved for the benefit of Oaktree’s clients.
•	Participate in Spread Betting on Securities, indices, interest rates, currencies or commodities.
•	Transact in Contracts for Differences

No Investment Professional or his or her Related Persons may:

•	Purchase, sell or sell short any Security that is subject to disclosure requirements, other than Basket Instruments, for a period of 15 business days before and 15 business days after any related Security (i.e., equity to equity, equity to convertible bond) is traded on behalf of any Oaktree client account for which such Investment Professional’s department is involved in the investment decision-making process. If you wish to trade a Security of an issuer that is followed by your department, other than Basket Instruments, in addition to an Approving Officer approval, you must obtain approval from your department head.

November 2022	Page 3 of 6

PERSONAL INVESTMENT TRANSACTIONS POLICY

•	Profit from the purchase and sale, or sale and purchase, of the same Security within 60 calendar days if the Investment Professional provides investment advice to open-end investment companies registered under the Investment Company Act of 1940, as amended (i.e., open-end mutual funds and exchange traded funds). The Securities subject to this prohibition are those Securities and related Securities owned or that might reasonably be considered as potential or eligible investments by such fund (including underlying equity Securities and Basket Instruments) (i.e., equity to equity, equity to convertible bond, corporate bond to corporate bond). The foregoing also applies to short sale transactions.

III.	ADDITIONAL TRADING REQUIREMENTS

Designated Broker Requirement

All Access Persons and their Related Persons must maintain their brokerage accounts with a Designated Broker, including retirement (e.g., IRA) accounts, unless an exception has been granted by an Approving Officer. Oaktree Compliance approved managed accounts do not need to be maintained with a Designated Broker. All new Access Persons or Related Persons will have specific timeframes during which to close or transfer their brokerage accounts to a Designated Broker. Additionally, if you are a FINRA Registered Representative you are subject to pre-approval requirements in connection with opening new brokerage accounts.

If an exception to the Designated Broker requirements is granted by an Approving Officer, Oaktree personnel must ensure that their broker provides Oaktree Compliance with account statements no less frequently than a quarterly basis, provided that this is compliant with local regulations and laws. The account statements must state the name in which the account(s) is held and the account number(s). Oaktree personnel may be required to upload the account statements to ComplySci. Failure to comply may result in the requirement to close the account.

The Compliance department will request that brokerage firms add Oaktree as an interested party to all accounts, and Oaktree may receive account correspondence such as trade confirmations and statements.

Other types of financial accounts such as checking and savings accounts, mutual fund only and cryptocurrency wallets are not reportable and must only be disclosed if they could hold Securities subject to reporting requirements.

Exceptions to the Designated Broker Requirement are granted on the condition that Access Persons and their Related Persons abide by all Code requirements and upload statements in a timely fashion. Oaktree reserves the right to revoke such exceptions at any time.

Security Gifting Requirements

The gifting of a Security by you or your Related Persons (including any donation of a Security to a charitable or non-profit organization) is considered a sale transaction for purposes of this Policy. Depending on the Security type you or your Related Person wishes to gift, the transaction may be subject to pre-clearance, disclosure and/or Holding Period requirements. If you receive approval you may only send the instructions to your broker to gift the Security during the approved trading window period. Once a Security that is subject to disclosure requirements is transferred, you should email Compliance to ensure the gifting transaction is properly recorded.

You and your Related Persons do not need to pre-clear the receipt of a gifted Security so long as: i) the giver is not a current or prospective client or a provider of goods or services to Oaktree and does not otherwise have dealings with Oaktree and ii) the gifted Security was selected at the full discretion of the giver and not at your request or direction or that of a Related Person. However, if you or your Related Person selects the Security to be received as a gift, the transaction is subject to the standard personal trading requirements for a purchase of the Security type. As soon as possible after you or your Related Person receives a gifted Security subject to the disclosure requirements, you must contact Compliance so that the Security may be appropriately recorded.

November 2022	Page 4 of 6

PERSONAL INVESTMENT TRANSACTIONS POLICY

Managed Accounts

Transactions and holdings in an account over which the Access Person or his or her Related Person has no direct or indirect influence or control (e.g., those done through a managed account or blind trust) are considered Exempt Securities, as long as an Oaktree managed account agreement has been completed and the Access Person has ensured that quarterly account statements are uploaded to ComplySci in a manner agreed upon with Compliance. In addition, you must complete annual managed account certifications and are responsible for alerting compliance to any changes in the status of your managed account or change in the relationship with your financial advisor

Investment Savings Plans

Investment savings plans or schemes (e.g., corporate pension and retirement plans and schemes, educational savings plans/529s, governmental retirement plans) vary. In order to determine the Policy requirements, you must first determine whether you or your Related Persons have control/discretion over the investments held by the plan or scheme. If there is no control/discretion, then the plan or scheme is not subject to disclosure (including 529 plans held a brokerage institutions). If there is control/discretion regarding the selection of the investments and the available investment options include Security types other than Exempt Securities, then the preclearance, Holding Period and disclosure requirements apply.

Reviewing Transactions

Compliance reviews preclearance requests and performs reconciliations between such approvals and the broker confirmations/statements. No Approving Officer shall be responsible for reviewing and reconciling his or her own personal trading activity. For the avoidance of doubt, Approving Officers are not authorized to grant preclearance for his or her requests or those of his or her Related Persons.

IV.	EXEMPTIVE RELIEF

In addition to the Exemptive Relief considerations outlined elsewhere in the Code, under appropriate circumstances, an Approving Officer may authorize a personal transaction involving a Security subject to actual or prospective purchase or sale for Oaktree’s clients, where the personal transaction would be very unlikely to affect the market for such Security, where the Oaktree Access Person is not in possession of MNPI, or if the Approving Officer believes that the transaction does not represent a conflict of interest, involve the misuse of inside information or convey the appearance of impropriety.

.	ADDITIONAL REPORTING REQUIREMENTS

Access Persons must complete initial, quarterly and annual disclosures/certifications even if such Access Person and their Related Persons have no reportable accounts, holdings or transactions in Securities during the period covered by the certification. You are charged with the responsibility for making sure your disclosures/certifications are accurate and timely. Any effort by the Compliance department to facilitate this process does not change or alter this responsibility.

It may be possible for Access Persons to exclude accounts held by a Related Person if the Access Person does not have any direct or indirect influence or control over the accounts, or if the Access Person does not have any Beneficial Ownership over the Related Persons account, or if the Access Person does not act as executor, trustee, guardian, conservator, general partner or other fiduciary over the Related Persons account. Access Persons must receive approval from an Approving Officer to allow for this exclusion.

Reach out to an Approving Officer promptly if your reporting obligations have changed for a Related Person (e.g., divorce, child is no longer a minor, you now have power of attorney over an account, inheritance).

November 2022	Page 5 of 6

PERSONAL INVESTMENT TRANSACTIONS POLICY

Initial Reports

All Access Persons must complete an Initial Holdings Report within 10 calendar days of the commencement of employment or engagement. The Initial Holdings Report must include details of all Securities positions subject to the disclosure requirements held by the Access Person or Related Persons and must be based on information that is current as of a date not more than 45 days prior to the date such person became an Access Person. All Access Persons must also complete the Initial List of Personal Brokerage Accounts form ensure that all brokerage accounts for yourself and those of your Related Persons are included on the form, including any managed account or blind trust. After completing the Initial List of Personal Brokerage Accounts form, the submission of subsequent changes to brokerage account information should be conducted via ComplySci.

Quarterly Obligations

All Access Persons must complete quarterly Accounts and Transactions Only certifications in ComplySci by no later than the 30th day of January, April, July and October. You will be certifying that Compliance has an accurate record of all transactions in your Accounts during the quarter, other than those that are not subject to the disclosure requirements and Securities purchased through automatic dividend reinvestment plans as these transactions and resulting positions are reconciled annually as part of the annual certification process.

In addition to the personal investment transaction reporting component of the certification, every Access Person must ensure that Compliance has an accurate inventory of all personal brokerage accounts, including those of their Related Persons. It is the Access Person’s responsibility to add relevant brokerage account information within ComplySci If an account has been closed, the Access Person must contact the Compliance department who will, after obtaining appropriate supporting documentation, reflect the account as closed within ComplySci.

Annual Reports

All Access Persons must also complete an annual Accounts, Holdings and Transactions certification due by no later than the 30th day of January using Oaktree’s automated personal trading system. In addition to the information included under the quarterly certification, this annual certification must include all Securities positions subject to the disclosure requirements held by you and your Related Persons and such information must be based on such positions no later than 45 days preceding the filing date of the report.

November 2022	Page 6 of 6

PERSONAL INVESTMENT TRANSACTIONS POLICY

Version Date	Summary of Action	Approver
11/17/2022	Periodic Review - no material changes made. Investment professional black-out period extended from five to 15 business days. Managed accounts may be held with non-designated broker.	Adam Himmelberger, vice president

November 2022	Page 7 of 6

POLITICAL ACTIVITY POLICY

I.	INTRODUCTION

The Political Activity Policy (referred to herein as the “Policy”) applies to all employees of Oaktree (as defined in the Code of Ethics (the “Code”). Defined terms used throughout this Policy are maintained in the Code Definitions document on Oaktree Central.

It is Oaktree’s policy to comply fully with campaign finance and other "pay-to-play" laws. Various jurisdictions and government agencies have enacted pay-to-play laws, which are intended to limit financial institutions, including investment advisers, and their employees from making contributions to, or soliciting contributions for, a government official who can influence the governmental entity’s selection of investment advisers. Violation of these pay-to-play-laws may prohibit an investment adviser from receiving compensation from a government entity after the investment adviser or certain of its employees engage in Political Activity. Some of these restrictions are triggered by political contributions made as long as five years prior to the award of an investment management mandate. In addition, some public pension plans have more restrictive rules regarding Political Activity. Since Oaktree maintains and seeks to develop business relationships with these types of entities, failure to comply with the pay-to-play laws could result in a loss of client investment management mandates and/or possible sanctions and penalties. Employees are not permitted to engage in Political Activity for the purpose of obtaining new business or retaining existing business, including in connection with potential or existing investors or transactions.

Each employee and their Related Persons are responsible for monitoring his or her Political Activity (in consultation with the Compliance department) to be certain that it complies with the relevant laws that govern individual contributions.

II.	PROHIBITIONS

You and your Related Persons are prohibited from engaging in Political Activity directly or indirectly for the benefit of U.S. state or local office candidates or incumbents.

III.	PRECLEARANCE PROCEDURES

All employees, Related Persons and any Oaktree entity must obtain pre-approval from an Approving Officer prior to engaging in Political Activity. To obtain pre-approval of proposed Political Activity, you must complete and submit a Request for Prior Approval of Political Activity via My Compliance Center. In certain instances, an exception to the probibition may be granted with pre-approval from Compliance.

Post-approval of Political Activity is not permitted. Participating in Political Activity before receiving approval constitutes a breach of this Policy. See “Reporting of Violations and Sanctions” in Oaktree’s Code for further discussion regarding the types of sanctions that may be imposed as a result of violations of this Policy.

You should also refer to Section VI - Gifts, Meals, Entertainment, Travel and Lodging for Public Officials in the Gifts, Meals, Entertainment, Travel and Lodging Policy for a discussion of related Oaktree policies and procedures.

Version Date	Summary of Action	Approver
12/29/2022	Removed definitions and now incorporated separate Code Definition document.	Adam Himmelberger, vice president

DECEMBER 2022

GIFTS, MEALS, ENTERTAINMENT, TRAVEL AND LODGING POLICY

I.	INTRODUCTION

The Gifts, Meals, Entertainment, Travel and Lodging Policy (referred to herein as the “Policy”) applies to all employees of Oaktree (as defined in the Code of Ethics (the “Code”). Defined terms used throughout this Policy are maintained in the Code Definitions document on Oaktree Central.

General

No Oaktree employee may accept a gift, or be entertained in a manner, that might reasonably be expected to influence his or her behavior or judgment or interfere with his or her responsibilities to Oaktree and its clients. Employees should be mindful of this Policy when hosting or being hosted by clients or other Outside Parties. Items of value received or given should be reasonable in value and customary under the circumstances. In applying the foregoing standards, you should be conservative in your judgments and decline any offer that might reasonably be deemed lavish, excessive in value or frequency, or otherwise inappropriate.

Oaktree employees may not solicit gifts, favors, special accommodations, or other items from an Outside Party. Employees may not accept or participate in any arrangement leading to an inappropriate offer to himself or herself, Related Persons, or any business entity in which a substantial interest is held by such persons. When in doubt about whether an offer of something of value is proper, you should decline and promptly contact an Approving Officer.

Monetary limits are noted in $USD, and as such foreign exchange rate conversions should be used to determine the local market equivalent. If local law or regulation prescribe any such monetary limits they will be enforced.

II.	GIFTS, MEALS, ENTERTAINMENT, TRAVEL AND LODGING RECEIVED

Anything you receive during the normal course of business that gives you a personal benefit for which you do not provide monetary or other consideration is subject to the limitations outlined below. However, you may accept and are not required to disclose items of value given on the basis of an existing personal friendship, unless you have a reason to believe that, under the circumstances, it was provided because of your position with Oaktree, and not because of the personal friendship. Employees should be mindful of gifts, favors or anything of value received from an Outside Party and refrain from accepting anything that would result in the appearance of, or constitute, quid pro quo. In the event that you receive anything of value that raises a concern, immediately notify an Approving Officer.

If you are given tickets to an event to do with as you please, you have received a gift in the amount of the face value of the tickets. In contrast, if you attend an event with the Outside Party, you have received entertainment. Items of value provided to an Oaktree employee’s Related Persons are covered by this Policy.

Gifts

You are generally permitted to accept unsolicited gifts from Outside Parties, subject to the following:

•	You may not accept gifts of cash (including gift cards and gift certificates) or securities; and
•	The aggregate value of gifts received from one Outside Party may not exceed $500 in a single calendar year.

If the value of a single gift or aggregate value of multiple gifts received during the course of a calendar year from a single Outside Party is greater than $500, generally one of the following actions will be required:

•	Return the gift;
•	Keep the gift and make a donation to a charity (501(c)(3) or local equivalent) for the difference between the face value of the gift and the $500 annual limit per Outside Party; or
•	Coordinate with Compliance to donate the gift to charity or include the gift in an Oaktree raffle.

Meals

You are generally permitted to accept unsolicited business meals from Outside Parties as long as the value of any single business meal does not exceed $250 per person. If you think the value of a meal exceeds this guideline, contact an Approving Officer.

Entertainment

You are generally permitted to accept unsolicited invitations to entertainment events from Outside Parties, subject to the following:

NOVEMBER 2022	PAGE 1 OF 7

GIFTS, MEALS, ENTERTAINMENT, TRAVEL AND LODGING POLICY

•	The total aggregate value of entertainment received from one Outside Party during the course of a calendar year may not exceed $2,500. If the aggregate value is to exceed $2,500, pre-approval from your supervisor and an Approving Officer is required. Pre-approval requests should be submitted via My Compliance Center using the Request for Prior Approval of Gifts and Entertainment Received form.
•	Your Related Person’s attendance at an entertainment event is considered a gift and should not exceed $500 from a particular Outside Party per year. For more information, refer to the previous gifts section.

High-Profile Events

A high-profile event is one that attracts broad public interest and extensive media attention and publicity. Typically, tickets to such events may be more difficult to obtain or sold at a premium to their face value. Participation in high-profile events offered by Outside Parties have increased potential for conflicts of interest and regulatory scrutiny. As such, pre-approval is required for all high-profile events regardless of value and the standard aggregate gifts and entertainment limits outlined above apply. A non-exhaustive list of events is maintained in the High-Profile Events document on Oaktree Central. If you are ever in doubt as to whether an event constitutes a high-profile event, you must consult with an Approving Officer prior to participation in the event.

To participate in a high-profile event hosted by an Outside Party you must obtain pre-approval from your supervisor and an Approving Officer. Pre-approval requests should be submitted via My Compliance Center using the Request for Prior Approval of Gifts and Entertainment Received form.

Conferences

Attendance at conferences is held to the same limits and stipulations as those applicable to attendance at entertainment events unless an exception is pre-approved by an Approving Officer. In general, conference exceptions will be granted if the event is solely educational in nature.

Travel and Lodging

In general, expenses for travel and lodging of employees should be borne by Oaktree. Travel and lodging expenses borne by an Outside Party are considered part of the gift or entertainment limits. For more information, refer to the previous gifts and entertainment sections.

Reporting Obligations

All employees are required to report, on a quarterly basis, the receipt of all gifts, excluding those of nominal value (e.g., pens, notepads, cups, etc. with company logos) but including those that are shared with and consumed by others in the office (e.g., chocolate, fruit, etc.), attendance at any entertainment event or conference, and travel and lodging expenses borne by Outside Parties. Reporting of such items must be done via My Compliance Center. Unsolicited normal and customary business meals received are not reportable.

Portfolio Companies

Oaktree recognizes the value of permitting investment teams to sample and familiarize themselves with the services offered and items produced and/or sold by associated portfolio companies subject to the following:

•	The acceptance of gifts, meals, entertainment, travel or lodging must not be detrimental to the portfolio company’s business.
•	In order to receive a gift, entertainment, travel or lodging from a portfolio company, the Oaktree employee should typically have a direct and ongoing association with the portfolio company.
•	Items produced by portfolio companies and given to Oaktree employees to sample/test are not subject to the $500 limit that applies to gifts received from other Outside Parties. However, any items produced and gifted by portfolio companies to Related Persons are subject to the $500 limit.
•	Unsolicited business meals provided by a portfolio company are permitted and should generally not exceed $250 per person.
•	Entertainment sponsored or offered by a portfolio company are subject to the standard gifts and entertainment requirements noted above, including any travel and lodging associated with the event (e.g., $2,500 limit per person per portfolio company in a calendar year).
•	Standard gifts, entertainment, travel and lodging reporting requirements via My Compliance Center apply.
•	Travel and lodging that you receive in your capacity as a board member and in connection with your attendance at Board meetings are not subject to the above-referenced restrictions and reporting requirements.

NOVEMBER 2022	PAGE 2 OF 7

GIFTS, MEALS, ENTERTAINMENT, TRAVEL AND LODGING POLICY

Portfolio Company Discounts

Oaktree employees are permitted to accept standard discounts offered by portfolio companies subject to the permission of the portfolio manager of the relevant investment strategy. Available discounts must be applied consistently to all employees or specified groups at the same amount/level and unique or special discounts for a particular employee and their Related Persons including discounts greater than the standard discounts, are prohibited. Portfolio managers may elect to limit the recipients to only those employees on the investment deal team or to only those employees within their specific investment strategy. Portfolio managers may consider the terms and implications of the discount, including whether the offering of such discounts may detrimentally impact the portfolio company’s business due to factors such as the frequency or time period that the discount is offered.

III.	GIFTS, MEALS, ENTERTAINMENT, TRAVEL AND LODGING GIVEN

Gifts, meals, entertainment, travel and lodging must be appropriate and suitable under the circumstances, infrequent, meet the standards of ethical business conduct, and involve no element of concealment. Be aware that many organizations have their own rules prohibiting or limiting the type and amount of gifts, meals and entertainment that their employees can receive. Oaktree employees are required to adhere to any such restrictions.

If the item of value involves a Public Official, ERISA/Union/Taft-Hartley covered plan employee, or Private Sector Counterparty Representative, refer to section IV below. If you are a FINRA Registered Representative, you are subject to $100 gift giving limits, see the OCM Investments, LLC Written Supervisory Procedures for more details. Providing items of value, other than standard business meals, during business negotiations, requests for proposals, and ongoing bids, are strictly prohibited.

Gifts

You are generally permitted to give unsolicited gifts to Outside Parties, subject to the following:

•	You may not give gifts of cash (including gift cards and gift certificates) or securities; and
•	The aggregate value of gifts given to an Outside Party may not exceed $500 in a single calendar year. If the value of a single gift or aggregate value of multiple gifts given to the same Outside Party during the course of a calendar year is greater than $500 pre-approval from your supervisor and an Approving Officer is required. Employees should not structure their individual giving with others across the firm to exceed the limits. Pre-approval requests should be made via the Request for Prior Approval of Gifts, Meals, Entertainment, Travel, and Lodging Given to Outside Parties form and directed to GiftsandEntertainment®oaktreecapital.com.

Meals

You are generally permitted to give unsolicited business meals to Outside Parties, as long as the value of any single business meal does not exceed $250 per person. If you think the value of a meal exceeds this guideline, contact an Approving Officer.

Entertainment

You are generally permitted to give entertainment to an Outside Parties, subject to the following:

•	The total aggregate value of entertainment given to an Outside Party during the course of a calendar year may not exceed $2,500. If the aggregate value is to exceed $2,500, pre-approval from your supervisor and an Approving Officer is required. Pre-approval requests should be made via the Request for Prior Approval of Gifts, Meals, Entertainment, Travel, and Lodging Given to Outside Parties form and directed to GiftsandEntertainment®oaktreecapital.com.

Travel and Lodging

In general, Oaktree does not cover travel and lodging expenses for Outside Parties. If you wish to cover travel or lodging of an Outside Party, the gifts and entertainment limits outlined above apply. Pre-approval requests should be made via the Request for Request for Prior Approval of Gifts, Meals, Entertainment, Travel, and Lodging Given to Outside Parties form and directed to GiftsandEntertainment®oaktreecapital.com.

Items of value given on the basis of an existing personal friendship to individuals with whom you established a relationship outside the scope of Oaktree business are permissible.

NOVEMBER 2022	PAGE 3 OF 7

GIFTS, MEALS, ENTERTAINMENT, TRAVEL AND LODGING POLICY

In the case of a conference, special client review or other special event hosted or sponsored by Oaktree, all proposed gift, meal, entertainment, travel and lodging expenses to be incurred in connection with such event must be reasonable under the circumstances and must otherwise comply with the general requirements set out within this Policy.

Donation and Stakeholder/Community Expenses

Charitable donations should be given only for legitimate philanthropic reasons such as to serve humanitarian interests and to support cultural or educational institutions. It may be appropriate to donate with the goal of generating goodwill toward Oaktree in the community. However, it is never permitted to make a donation to garner favorable treatment of Oaktree by an Outside Party.

Charitable donations on behalf of Oaktree or an Oaktree strategy require pre-approval from an Approving Officer. Similarly, pre-approval is also required to make a donation at the request of, or involving (e.g., inviting), an Outside Party or when Oaktree’s name is going to be used in connection with the donation. This requirement covers charitable and stakeholder/community relations expenses. Requests should be made via the Request for Prior Approval of Charitable Donations form and directed to DonationRequests@oaktreecapital.com.

If the donation involves a Public Official, ERISA/Union/Taft-Hartley covered plan employee, or Private Sector Counterparty Representative, refer to section IV below. To make this determination, for example, you should also consider if a Public Official or Private Sector Counterparty Representative or a family member sit on the board of the charity or have a role in its management or if a Public Official or Private Sector Counterparty Representative or a family member is associated with the charity. Also, donations to a charitable organization that is controlled by a labor union, regardless of whether they are a client, could potentially have ERISA/Union/Taft-Hartley implications. If the donation is political in nature, refer to the Political Activity Policy for more information. As a general rule, charitable donations sought to be made within three months of a commitment to an Oaktree fund or the opening of a separately managed account will not be approved.

Generally, charitable donations that are made in an individual capacity do not require pre-approval. However, donations in an individual capacity, where you are aware of a conflict of interest or are seeking reimbursement from Oaktree require pre-approval.

IV.        GIFTS, MEALS, ENTERTAINMENT, TRAVEL AND LODGING GIVEN TO PUBLIC OFFICIALS, ERISA/UNION/TAFT-HARTLEY PLANS, AND PRIVATE SECTOR COUNTERPARTY REPRESENTATIVES

Anti-Corruption Policy Overview

As referenced in the Anti-Corruption Policy located in the Oaktree Compliance Manual, Oaktree employees are prohibited from directly or indirectly offering, promising, paying or providing, or authorizing the promising, paying or providing of any amount of money or anything of value to any Public Official, including a person actually known to be an immediate family member of a Public Official and a former Public Official, in order to improperly influence or reward any official action or decision by such person for Oaktree’s benefit. Neither funds from Oaktree nor funds from any other source may be used to make any such payment or gift on behalf of or for Oaktree’s benefit. Similarly, Oaktree employees are prohibited from offering, promising, paying or providing, or authorizing the promising, paying or providing of any amount of money or anything of value to a Private Sector Counterparty Representative in order to induce or reward that person’s improper performance of their functions or activity.

Failing to abide by the Anti-Corruption Policy and this Policy in connection with the provision of items of value to Public Officials and Private Sector Counterparty Representatives can result in serious financial and criminal penalties for Oaktree and Oaktree employees, including disciplinary action. Violations of applicable anti-bribery laws, the Anti-Corruption Policy, or this Policy must be promptly reported to an Approving Officer.

What payments are permitted and prohibited?

As a general matter, reasonable expenditures directly related to the promotion or explanation of Oaktree’s offerings and/or services are permitted. For example, payments for reasonable meals, travel, and lodging to support a Public Official or Private Sector Counterparty Representative’s attendance at a meeting at which Oaktree’s investment services are explained, or at a meeting to discuss the performance of a fund managed by Oaktree in which the public institution that the Public Official represents (or private entity that the Private Sector Counterparty Representative represents) has invested may be permissible. In addition, other expenditures for Private Sector Counterparty Representatives for legitimate business purposes, including improving Oaktree’s image or establishing or maintaining good business relations are permitted. To qualify, any expense must be reasonable, bona fide, and consistent with Oaktree’s policies and procedures. See below for more detailed guidelines, limitations, pre-approval and reporting requirements. Employees should refer to the Anti-Corruption Policy for further information on permitted and prohibited payments under the relevant anti-bribery and corruption laws to which Oaktree is subject as well as the Interaction and Engagement Red Flag and Escalation Guidance - Public Officials, Private Sector Counterparty Representatives and Third Parties document for red flags to consider so as to ensure improper payments are not taking place, been requested or offered.

NOVEMBER 2022	PAGE 4 OF 7

GIFTS, MEALS, ENTERTAINMENT, TRAVEL AND LODGING POLICY

Limitations, Guidelines and Preclearance for Items of Value Provided to Public Officials or ERISA/Union/Taft-Hartley Covered Plan Employees

Gifts, Meals, Entertainment, Travel and Lodging

Pre=approval is required to provide items of value to Public Officials or ERISA/Union/Taft-Hartley covered plan employees. Pre-approval requests should be submitted via My Compliance Center using the Request for Prior Approval of Gifts, Meals, Entertainment, Travel, and Lodging for Public Officials ERISA, and Union Plans form.

The following limitations and guidelines must be adhered to:

•	Gifts, meals and entertainment limited to $250 per occasion and $1,000 total per year – Items of value provided to a Public Official in any one day will generally not be approved if the value is greater than $250. The aggregate value given to such Public Official in a reporting year should not exceed $1,000. Requests to exceed the $1,000 annual aggregate require approval from the Chief Compliance Officer. Gifts, meals and entertainment to an immediate family member of a Public Official count as gifts to such Public Official.
•	Beverages valued at $10 or less do not require pre-approval or reporting – Non-alcoholic beverages valued at $10 per person given in connection with standard, customary business meetings are deemed to be low-risk and therefore standard pre-approval and reporting requirements do not apply.
•	Entertainment – Payments to cover expenses in excess of modest sightseeing are prohibited. For guidance as to what is considered reasonable, Oaktree employees may refer to the U.S. General Services Administration per diem guidelines. Further, any requests for sightseeing or entertainment must be submitted using the form mentioned above and include a description of the items involved and the recipients (including any relation to the Public Official if not a Public Official). Payments for any expenses of a person known or believed to be a Related Person or guest of a Public Official are generally prohibited.
•	Travel and Lodging – Requests for travel and lodging expenses should be accompanied by a general itinerary indicating the value of the travel and/or lodging being provided. Air travel for Public Officials must be preapproved by the Chief Compliance Officer. Generally, only economy class tickets will be considered. Public Officials should also not be provided with “complimentary” travel on private aircraft owned or chartered by Oaktree. Lodging should be reasonable and in accordance with the standards of the destination. Payments for travel and lodging expenses for Public Officials must be made directly to the provider of the travel or lodging, not to the Public Officials.
•	Local legal or regulatory prohibitions prevail – If local law or regulation prescribe thresholds or prohibits giving gifts, meals, or entertainment to Public Officials, then this Policy as well as Oaktree’s Anti-Corruption Policy prohibit such conduct in that jurisdiction. Consult with an Approving Officer to determine whether giving gifts, meals, or entertainment to Public Officials is permitted in a particular country or local jurisdiction and the relevant thresholds.
•	The giving of cash gifts or gifts of securities to a Public Official is absolutely prohibited – No cash gifts, including gift certificates and gift cards, or gifts of securities should be given to a Public Official.
•	Modest customary gifts only – Gifts should be given to Public Officials only in connection with national, traditional or religious holidays or, where customary, to celebrate significant personal events.
•	No expectation of favorable treatment – Under no circumstances may anything of value be given to a Public Official in exchange for favorable treatment. If it appears from any facts reasonably known to Oaktree that customary gifts, meals and entertainment are expected to be received in exchange for favorable treatment or are so understood, they should be promptly discontinued and an Approving Officer must be notified.

NOVEMBER 2022	PAGE 5 OF 7

GIFTS, MEALS, ENTERTAINMENT, TRAVEL AND LODGING POLICY

•	Promotional gifts are preferred – Nominal gifts branded with an Oaktree logo are preferred but remain subject to applicable local jurisdiction social and regulatory limitations. Consult with an Approving Officer to determine whether giving gifts, meals, or entertainment to Public Officials is permitted in a particular country or local jurisdiction and the relevant thresholds.
•	Limit multiple gifts and invitations – Multiple gifts or invitations to a Public Official in any reporting year should generally be avoided. For example, no more than one gift should be given by all Oaktree employees to a Public Official in connection with a customary holiday, such as the Chinese New Year.
•	Give openly – Gifts should be given openly, so that supervisors of a Public Official can see that a gift is being tendered (i.e., it is preferable that gifts be sent to the office and not his or her home, hotel or other addresses).
•	Incidental to genuine business discussions – A Public Official generally should be invited to meals and entertainment events only when it is incidental to genuine, necessary business discussions between Oaktree and the Public Official. For example, if a Public Official is visiting Oaktree’s offices to discuss a potential investment opportunity, it can be appropriate to take the Public Official to a restaurant for a modest lunch.

In the case of a conference, special client review or other special event hosted or sponsored by Oaktree, all proposed gift, meal, entertainment, travel and lodging expenses to be incurred in connection with such event for Public Officials or ERISA/Union/Taft-Hartley covered plan employees must be pre-approved by an Approving Officer. Items of value being provided to limited partners in connection with Investor Committee meetings require Compliance pre-approval and should be directed to GiftsandEntertainment@oaktreecapital.com.

Limitations, Guidelines and Preclearance for Items of Value Provided to Private Sector Counterparty Representatives In addition to the guidelines outlined above under section III of this Policy, it may be permissible to pay travel and lodging expenses for Private Sector Counterparty Representatives where it is required for a legitimate business purpose, such as improving Oaktree’s image, promoting Oaktree’s business, products or services, or establishing or maintaining good business relations. The expenses must be reasonable and appropriate in the circumstances, taking into account the purpose of the travel, the standards of the destination and the general anti-bribery principles set out in the Oaktree Anti-Corruption Policy. Such expenses must never be provided for the purpose of seeking an improper advantage for Oaktree. In addition, Private Sector Counterparty Representatives should generally not be provided with “complimentary” travel on private aircraft owned or chartered by Oaktree. Generally, only economy class tickets will be considered.

Donations and Stakeholder/Community Relations Expenses

Refer to section IIII of this Policy, to determine pre-approval requirements..

Expense Reimbursement Requirements

All reimbursement and check requests associated with gifts, meals, entertainment, travel and lodging expenses provided for a Public Official or Private Sector Counterparty Representative should be submitted using Oaktree’s standard expense report and in the case of a Public Official indicate on the expense report that the item is being provided to a Public Official. A copy of the pre-approved Request for Prior Approval of Gifts, Meals, Entertainment, Travel, and Lodging for Public Officials form shall be attached to the expense report. It is vital that the recording of the expenditures associated with such expenses is accurate and clearly reflects the true purpose of the expenditure.

NOVEMBER 2022	PAGE 6 OF 7

GIFTS, MEALS, ENTERTAINMENT, TRAVEL AND LODGING POLICY

Version Date	Summary of Action	Approver
11/18/2022	Periodic Review - no material changes made. Formalized removal of preclearance requirement for traders for all GME received. Clarified that preclearance to give to a public official extends to ERISA and Taft/Hartley plan representatives. Added preclearance requirement for gifts given to Outside Parties over certain limits.	Adam Himmelberger, vice president

NOVEMBER 2022	PAGE 7 OF 7

OUTSIDE ACTIVITY POLICY

I.	INTRODUCTION

The Outside Activity Policy (referred to herein as the “Policy”) applies to all employees of Oaktree (as defined in the Code of Ethics (the “Code”). Defined terms used throughout this Policy are maintained in the Code Definitions document on Oaktree Central.

II.	OUTSIDE BUSINESS ACTIVITY

You must obtain preclearance from your supervisor and an Approving Officer prior to engaging in any outside business activity. Reportable activity includes, but is not limited to, employment, an arrangement for which you are compensated for or could be compensated, positions where you may be directing or discussing investments, or any other position that is investment-related (e.g., fiduciary appointment, advisor). This does not include volunteer activities that are not investment-related or director/officer level. Employees should submit a Request for Outside Business Activity form via My Compliance Center, and the request will be routed to the appropriate parties for review and approval.

Employees are expected to devote their full time and ability to Oaktree’s interests during regular working hours and such additional time as may be properly required. Outside employment in the securities brokerage industry is prohibited.

An employee may not engage in outside employment and/or business ownership that: (a) interferes, competes, or conflicts with Oaktree’s interests; (b) encroaches on normal working time or otherwise impairs performance; (c) implies sponsorship or support of an outside organization by Oaktree; or (d) reflects directly or indirectly adversely on Oaktree. Employees must abstain from negotiating, approving or voting on any transaction between Oaktree and any outside organization with which they are affiliated, whether as a representative of Oaktree or the outside organization, except in the ordinary course of their providing services for Oaktree and on a fully disclosed basis. If you are unsure if your role or involvement requires approval, please reach out to Compliance to discuss.

III.	SERVICE AS DIRECTOR OR OFFICER

All Director and Officer positions must be reported via the Outside Director and Officer Positions form on My Compliance Center in a timely manner.

Exceptions for Non-Operating SPVs and Oaktree Corporate Entities

You do not need to seek approval or report board appointments in the following circumstances: (i) appointments in connection with special purpose vehicles to the extent that the entity is a non-operational holding company1 that was created to structure an investment opportunity for the accounts and funds managed by Oaktree; (ii) appointments in connection with any entity created by Oaktree to serve, directly or indirectly, as the general partner (or equivalent body) of any accounts and funds managed by Oaktree; and (iii) appointments in connection with any corporate entity formed by Oaktree within its corporate structure. This exception is subject to local regulatory requirements which require disclosure of these positions. Please refer to your applicable regional compliance manual for regional disclosure requirements.

Pre-approval Requirement

Compliance and supervisor approval is required if you are seeking a director or officer position with a non-Oaktree entity. Submit the request via the Outside Director and Officer Positions form on My Compliance Center.

You must report if the entity is public or private (if the company has publicly issued securities like bonds or bank debt it is considered a public company). If any facts or circumstances change pertaining to your position or the company/ institution (e.g., there is a name change or the company goes public), you must complete a new disclosure form. Upon receipt of approval to serve in an outside director or officer position, procedures may be implemented to safeguard against potential conflicts of interest, such as placing securities of the company on a restricted list. You may be required to relinquish your position or recuse yourself from certain activities if it is concluded that it is in the interest of Oaktree or its clients.

[1]	Non-operational holding company generally means a shell entity with no business operations, revenue, or employees.

NOVEMBER 2022

OUTSIDE ACTIVITY POLICY

You must also reference the Political Activity Policy, which discusses requirements to obtain pre-approval from an Approving Officer to serve as a committee or board member of a politically active non-profit organization (e.g., a 501(c)(4) entity), PAC, or any other political committee or organization.

Other Committees

Steering Committee and Investment Committee positions are also reportable via the Outside Director and Officer Positions form and subject to the same additional requirements outlined above.

IV.	ADDITIONAL ACTIVITY

Serving As Treasurer of Clubs, Churches, Lodges, or Similar Organizations

Acting as treasurer (or other position that oversees funds or investments) of clubs, churches, lodges, home owners’ associations, or similar organizations must be reported. If you are considered an officer, the position should be reported on the D&O disclosure form. All other positions should be reported as an outside business activity. You should keep funds belonging to such organizations in separate accounts and not commingle them in any way with your personal funds or Oaktree’s. You should consult with an Approving Officer to determine whether your activities will trigger requirements under the Personal Investment Transactions Policy.

Fiduciary Appointments

No employee may accept appointments as executor, trustee, guardian, conservator, general partner or other fiduciary, or any appointment as a consultant in connection with fiduciary or money management matters which involve selecting, recommending or approving investments in specific securities, without the pre-approval of an Approving Officer. Where an Access Person has sole or overriding control or authority in selecting, recommending and approving investments in securities, such transactions are subject to the Personal Investment Transactions Policy.

This Policy does not apply to appointments involving personal or family estate planning. While an Access Person’s handling of personal or family estate planning does not require pre-approval, any securities transactions for which the Access Person has discretionary authority are subject to the Personal Transactions Investment Policy.

Participation in Public Affairs

You do not need to report your participation in public affairs unless you have a formal role in an organization (director, officer, founder/owner) or if voluntary efforts require your time during normal business hours. Should the voluntary efforts involve fundraising or solicitation activity in connection with a campaign for a government (to include State, Local and Federal) official, you must follow the policies and procedures outlined under the Political Activity Policy and seek pre-approval of such activity. If you wish to accept an appointive position, or run for elective office, you must first obtain approval from your supervisor and an Approving Officer. If approval is given, you must campaign for an office on your own time and may not use Oaktree’s property or services without proper reimbursement to Oaktree. In all cases, employees participating in such political activities do so as individuals and not as representatives of Oaktree. To prevent any mis-interpretation of Oaktree sponsorship/endorsement, you must not use either Oaktree’s name or address in material you mail or funds you collect, nor should Oaktree be identified in any advertisements or literature.

NOVEMBER 2022

OUTSIDE ACTIVITY POLICY

Version Date	Summary of Action	Approver
11/18/22	Periodic Review - no material changes made. Clarified that all D&O positions must be disclosed.	Adam Himmelberger, vice president

NOVEMBER 2022

EXPERT NETWORK POLICY

I.	INTRODUCTION

This Expert Network Policy (referred to herein as the “Policy”) applies to all staff subject to the Code of Ethics or Code of Conduct (collectively, the “Code”) herein referred to as Oaktree Personnel. Defined terms used throughout this Policy are maintained in the Code Definitions document on Oaktree Central.

II.	BACKGROUND

It is generally permissible to solicit information and analysis from Experts through Expert Networks under specific conditions and parameters. However, there is a risk that an Expert may communicate material, non-public information (“MNPI”), as defined below, or other information they are obliged to keep confidential. This Policy is intended to assist Oaktree Personnel in the permissible use of Expert Networks in order to reduce the likelihood that Oaktree Personnel may, among other concerns, (i) receive, directly or indirectly, MNPI or other information from someone with a duty to keep such information confidential, (ii) receive MNPI misappropriated by someone in breach of a duty of trust or confidence, or (iii) trade while in possession of MNPI. This Policy supplements the Firm’s Insider Trading Policy which is incorporated within the Code and in Section 6 of Oaktree’s Compliance Manual.

Information is “material” when a reasonable investor would consider it important in deciding whether to buy, sell, hold or vote a security. Generally, this is information whose disclosure might reasonably be expected to have an impact on the price of a company’s securities. Dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments (e.g., senior executive replacements/departures) are only some examples of information that could be considered material under the circumstances. The prohibition on trading based on MNPI applies not only to the securities of the issuers to which MNPI is directly related, but also includes other securities (for example, securities of companies in the same industry) that may reasonably be expected to be materially affected by a public disclosure of MNPI. For example, MNPI regarding Microsoft could make it improper to trade in Novell or IBM.

Information is generally considered “public” within a reasonable time after it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become publicly available through a filing with the Securities and Exchange Commission, Bloomberg, The Wall Street Journal or some other publication of general circulation.

III.	EXPERT NETWORK CONSULTATIONS

A List of Approved Expert Networks document is maintained on Oaktree Central. All Consultations Oaktree Personnel and an Expert must be conducted through an approved Expert Network. In addition, Oaktree Personnel must participate in all Consultations. Department head and Compliance pre-approval is required if Oaktree Personnel do not join Consultations (e.g., if a consultant or employee of a portfolio company uses our platform or services without Oaktree Personnel . All requests for Consultations must be submitted through Oaktree’s Expert Network Mart Request Form, which can be found in the Research Center on Oaktree Central.

All exceptions to this Policy should be submitted prior to the interaction with an Expert for review and pre-approval by an Approving Officer in the Compliance department. Compliance requests can be sent to ENCompliance@oaktreecapital.com.

Consultations are prohibited where there is likelihood that the information sought or likely to be disclosed (i) constitutes MNPI, (ii) would constitute a breach of a duty of confidentiality or (iii) otherwise would be provided improperly (e.g. provided in violation of an employment agreement, fiduciary duty or obligation, code of conduct, or confidentiality rule or agreement; in return for lavish gifts or entertainment; or through illegal means) (collectively, “Confidential Information”). Consultations where an expert has an NDA in place may be permitted upon compliance review as long as the discussion is general in nature and the subject matter covered by the NDA is avoided.

November 2022	Page 1 of 5

EXPERT NETWORK POLICY

Free or limited trials with an unapproved Expert Network are strictly prohibited. Requests to engage a new Expert Network should be directed to the Head of Research, who is responsible for informing the Compliance department.

If an Oaktree Personnel believes that an Expert may have disclosed Confidential Information during the course of a Consultation, the Oaktree Personnel should promptly contact the Legal or Compliance departments and must refrain from sharing the information with anyone, including members within their own group, or trading on such information prior to speaking to an Approving Officer in the Legal or Compliance departments.

For the purposes of this Policy only, “client” refers to Oaktree Capital Management, L.P. and its affiliates, individually or collectively “Oaktree” and Oaktree Personnel.

The following shall apply to any Consultation with an Expert of an approved Expert Network:

(a)	General Consultation Guidelines and Restrictions: Oaktree Personnel must adhere to following guidelines and restrictions when engaging, interacting and communicating with an Expert Network and their associated Experts. If Oaktree Personnel wish to deviate from these requirements they must submit a pre-clearance request to Compliance. Any questions should be directed to the Compliance department.
i.	Prior to the beginning of discussions with any Expert during a Consultation, Oaktree Personnel must verbally communicate the following disclosure to the Expert:

“Before we begin our call, note that I do not want to receive material, non-public or any other confidential information. ”

ii.	For phone-based Consultations, Oaktree Personnel are required to participate using a bridge line (i.e., a conference call number) provided by the relevant Expert Network, to the extent it offers such capabilities.
iii.	At the discretion of your department head, Consultations may be required to be conducted in a confidential manner, (e.g., Oaktree Personnel may not advise that Oaktree is the client or provide their first and last name).
iv.	Oaktree Personnel are prohibited from exchanging their direct telephone numbers and email addresses with an Expert. Further, any documents to be referenced in or associated with the Consultation and requiring exchange between the Expert and an Oaktree Personnel must be sent to the Expert Network for forwarding to the intended recipient.
v.	Oaktree Personnel are prohibited from contacting any Expert introduced by an Expert Network outside the channels provided by the Expert Network (e.g., a call directly with an Expert that is not arranged through the Expert Network’s system). Oaktree Personnel may participate in group educational conference calls and meetings hosted by approved Expert Networks, though private Consultations with Experts at such group meetings are prohibited.
vi.	Oaktree Personnel are prohibited from offering, providing to, or receiving from any Expert, gifts, meals, entertainment, material items of any value or compensation outside the scope of the terms of the Expert Network engagement.
vii.	During the course of a Consultation, Oaktree Personnel are prohibited from soliciting information that would reasonably be viewed to constitute Confidential Information. Any solicitation to receive Confidential Information or release of confidential information is considered a violation of this Policy and Oaktree’s Code, which may result in disciplinary action, up to and including suspension or termination of employment. Additionally, Oaktree Personnel are prohibited from providing any specific or confidential information regarding Oaktree’s business, investments or transactions.

viii.	The use of Expert Networks can increase the risk of inadvertently receiving MNPI. Should Oaktree Personnel inadvertently receive MNPI, it should be noted that Oaktree could be restricted from trading in an issuer or its affiliates until the restriction can be removed. If you believe that you may have received MNPI during a consultation, you should immediately reach out to an Approving Officer in the Legal or Compliance departments.

November 2022	Page 2 of 5

EXPERT NETWORK POLICY

(b)	Restrictions and Prohibitions on Consultations with certain Experts: In order to mitigate the risk of inadvertent receipt of MNPI which would restrict Oaktree’s ability from trading in an issuer or its affiliates, Consultations with Experts who are Current or Recent Employees of Target Companies, Current or Recent Employees of Strategy Holdings or Public Officials are restricted or prohibited.

i.	Current or Recent Employees of Target Companies: Oaktree Personnel are prohibited from Consultations with Experts who are current Employees of, or who have been Employees within the last six (6) months of, any target company of an Oaktree investment or an Oaktree investment strategy engaging the Expert, to the extent that the purpose of the Consultation concerns such target company. Oaktree Personnel may speak to an Expert about (i) the industry in which the company operates generally, or (ii) another unrelated company, provided such topics are not materially related to the Expert’s current or recent employer or an affiliate or subsidiary of the Expert’s current or recent employer.
ii.	Current or Recent Employees of Holdings: Oaktree Personnel are required to seek Portfolio Manager or Department Head and Compliance pre-approval before Consultations with Experts who are current Employees of, or who have been Employees within the last six (6) months of, any current portfolio holding or holding with in the past two (2) months of the Oaktree investment strategy engaging the Expert. Pre-approval must be received before each Consultation.
iii.	Public Officials: Oaktree Personnel are prohibited from Consultations with an Expert who is a current Public Official or has been a Public Official within the last six (6) months.

(c)	Prohibition on Engagement with Expert Networks: Oaktree Personnel are strictly prohibited from working as an Expert for an Expert Network or other consultant organization, irrespective of whether they receive a fee for such services.

(d)	Placement of Executives, Consultants, and Industry Professionals: Oaktree Personnel who would like to utilize Expert Networks to place Experts in short- or long-term assignments with Oaktree should follow the instructions for initiating a staffing request.

(e)	Expert Network Responsibilities: Each approved Expert Network has an obligation to carry out the below activities in connection with Consultations their Experts will conduct with Oaktree Personnel:

i.	Prior to any Consultation, the Expert Network should require confirmation of the following notice by the Expert via an electronic attestation or equivalent method:

The client and its staff do not want to receive material, non-public information that would restrict the firm’s ability to trade in the securities or obligations of any issuer, including your current or former employer or a competitor, supplier, customer of your employer or any publicly traded company. The client will deem all information provided on this call as information that would not be considered material, non-public information about any issuer, and the client will assume that you are authorized to disclose all information that you will be communicating. By participating on the call with the client’s staff, you acknowledge that the client and its staff have no duty (fiduciary, contractually or otherwise) to you with respect to any information you provide.

ii.	After any Consultation, the Expert Network should provide the following or similar notice to the Expert and when possible require an attestation:

I hereby confirm that during the consultation (i) I did not disclose any confidential, including material nonpublic, information, or any information obtained under a duty of trust, or obtained unlawfully or inappropriately, and (ii) I did not breach any obligation to any third party, including my employer or any former employer, during the course of the communication.

November 2022	Page 3 of 5

EXPERT NETWORK POLICY

V.	EXPERT NETWORK DUE DILIGENCE

Before an Expert Network may be engaged, due diligence surrounding its background, policies and procedures, systems and other relevant areas must be conducted to ensure that it is a reputable firm and Oaktree will be in position to adequately monitor the activities with such Expert Network and their Experts in order to mitigate the risk of inadvertent receipt of MNPI.

a)	Initial Engagement Review: Requests to engage a new Expert Network should be directed to the Head of Enterprise Data, who is responsible for informing the Compliance department so that they can begin the due diligence. Approving Officers in the Compliance department will review each Expert Network for, among other things, the adequacy of the Expert Network’s internal policies and procedures regarding the onboarding of Experts and prevention of insider trading and initial and ongoing training of their employees and Experts, particularly regarding the handling of MNPI. The Legal and Compliance departments will also review the contract between the Expert Network and Oaktree, as well as between the Expert Network and their Experts.

b)	Annual review: The Compliance department conducts annual reviews of the internal control policies and procedures of Expert Networks to reaffirm that such internal policies and procedures are sufficient to meet Oaktree standards. For example, updates to the compliance training programs administered by approved Expert Networks and updates or revisions to the terms and conditions provided to Experts may be reviewed periodically.

At their discretion and without advance notice, an Approving Officer may restrict or suspend use of any individual Expert or Expert Network. In such instances, all scheduled meetings with such Experts or Expert Networks should be cancelled and may not proceed. Such restrictions may be imposed across Oaktree (firm-wide), at an investment strategy level or on an individual Oaktree Personnel level.

VI.	ONGOING MONITORING OF EXPERT NETWORK USAGE

The Compliance department conducts, on at least a quarterly basis, an assessment of the usage of approved Expert Networks. The review may include, but is not limited to:

•	Expert Network usage reports, including a review of Oaktree client account trading and personal trading against the Consultations dates for correlation, if any;
•	monitoring of select calls on an announced or unannounced basis; and
•	call frequency between Oaktree Personnel and a particular Expert.

VII.	ENTITIES NOT SUBJECT TO THE POLICY

Certain other entities, including research-oriented firms and investor relations departments, for example, may be similar to Expert Networks. Such entities may provide consulting services on issues of public policy or provide publicly available information upon request and do not exist to merely facilitate communication between the client and the Experts. Instead, these firms directly perform and provide the public policy research and analysis requested by the client, enlisting public policy experts as necessary to assist in the firm’s research. If there are discussions between the client and a public policy expert, generally the firm representatives will participate in the discussions. While these entities are not considered Expert Networks, all interactions with such entities remain subject to the Insider Trading Policy. If there is any doubt whether a firm is considered an Expert Network or if any other interaction is subject to this Policy, Oaktree Personnel should consult the Compliance department prior to engagement of the firm or interaction.

November 2022	Page 4 of 5

EXPERT NETWORK POLICY

Version Date	Summary of Action	Approver
11/17/2022	Periodic Review - no material changes made. Clarified that Oaktree personnel must be on calls or receive compliance approval.	Adam Himmelberger, vice president

November 2022	Page 5 of 5